Exhibit 8(n)


                                LETTER AGREEMENT



September 9, 1997

Mr. Donald DeMarco, Vice President
State Street Bank and Trust Company
One Heritage Drive
Mutual Fund Services P2 North
North Quincy, MA  02171

Dear Mr. DeMarco:

Please be advised that Janus Investment Fund (the "Trust") has established Janus Global Life Sciences Fund as a new series of the Trust. Pursuant to Section 16 of the Custodian Contract dated July 31, 1986, as amended, between the Trust and State Street Bank and Trust Company ("State Street"), the Trust requests confirmation that State Street will act as custodian for the new series under the terms of the contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to the Trust and retaining one copy for your records.

JANUS INVESTMENT FUND


By:____________________________________
   Steven R. Goodbarn, Vice President


STATE STREET BANK AND TRUST COMPANY


By:  __________________________

Agreed to this ____ day of ___________________________ , 1997



CC:  Kelley Howes
     Glenn O'Flaherty
     Sue Vreeland


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